Exhibit 10.2

BFLY Operations, Inc.
1600 District Ave.
Burlington, MA 01803 ADVISORY AGREEMENT
July 29, 2025
Heather C. Getz Dear Heather:
We are pleased that you (“Consultant”) have agreed to perform consulting services for BFLY Operations, Inc. (the “Company,” and together with Consultant, each a “Party” and collectively, the “Parties”), a wholly owned subsidiary of Butterfly Network, Inc. (the “Parent”), during the Term, as hereinafter defined. This Agreement confirms our understanding with respect to
(i) Consultant rendering services to the Company and (ii) Consultant’s agreement to comply with the requirements of that certain Non-Competition, Confidentiality, and Intellectual Property agreement by and between you and the Parent dated April 21, 2022 (the “NDA”), as modified in this Agreement, that apply during the Term. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.Services of Consultant.

(a)Agreement to Perform Services. During the Term, as hereinafter defined, Consultant agrees to render consulting services to the Company as set forth in Section 1(c) hereof (the “Services”). All materials and documents produced in connection with Consultant’s provision of the Services, and all versions thereof, shall be kept in an electronic folder maintained by Company. Company shall provide Consultant with access to such folder for the purpose of providing the Services. In performing the Services for the Company, Consultant shall provide consultation at such times and locations as are mutually agreeable to the Company and Consultant. In connection with Consultant’s performance of the Services, the Company shall have the right to publicize Consultant’s affiliation with the Company to the extent necessary to comply with applicable laws, and otherwise as agreed to between Company and Consultant.

(b)No Contrary Agreement. Consultant acknowledges and agrees that she currently is not a party to, and during the Term she will not enter into, any other, agreement, arrangement, understanding or other relationship pursuant to which Consultant is obligated to render advice and services to a commercial entity in the Company’s “Field of Interest.” The term "Field of Interest" currently means ultrasound technologies, devices, and applications (inclusive of artificial intelligence within ultrasound applications) as well as CMUT and/or semiconductor chip technology within any industry the Company operates within, either directly or in combination with a third-party collaborator, and healthcare services programs similar the Company’s

HomeCare strategy. For clarity, the foregoing definition of the Field of Interest shall supersede and replace the definition of Field of Interest set forth in the NDA.

(c)Scope of Services. Consultant’s Services to the Company under this Agreement shall comprise the following services: (i) assistance to the Company with the transition of various projects and other tasks integral to transitioning the Chief Financial and Operations Officer function to another employee of Parent; and (ii) such other services directly related to the services described in clause (i), as mutually agreed upon by the Parties in writing.

(d)Compensation for Services. The Company shall pay Consultant, as her exclusive cash compensation for the Services and agreements hereunder, a flat rate of $33,475 per month during the Term (the “Consulting Fee”). Payment of the Consulting Fee shall be made monthly in advance (on the 16th day of the month, starting August 16, 2025). Consultant’s restricted stock unit and stock option grants from the Company shall also continue to vest (from and after the Termination Date and through the end of the Term) in accordance with the terms of the relevant underlying grant agreements and the Parent’s Amended and Restated 2020 Equity Incentive Plan (“Equity Plan”), in each case applied as though Consultant is providing continuous services to the Parent. The Parties agree that Consultant is expected to perform no more than 20 hours of service per month in performing the Services and that any recurring level of services above this amount shall require their mutual agreement.

(e)COBRA Premiums. If Consultant elects in a timely manner to continue health insurance coverage after the Consultant’s Termination Date, as hereinafter defined, from the Company in accordance with the provisions of COBRA, the Company will pay the company contribution portion of Consultant’s monthly premium payments (the “COBRA Payments”) until the earlier of: (i) the expiration of the Term; (ii) the date Consultant secures group health plan coverage under another company’s group health plan; or (iii) the date Consultant’s COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, health insurance coverage shall be continued only to the extent required by COBRA and only to the extent Consultant timely pays the premium payments. For avoidance of doubt, in order to be eligible (and remain eligible) for continuation of coverage through COBRA, Consultant will be obligated to pay the employee contribution portion of Consultant’s monthly premium payments. Consultant is obligated to promptly notify the Company if and when Consultant secures group health plan coverage under another company’s group health plan.    Payment of the COBRA Payments shall commence within both 60 days following the Termination Date and the timeframe required by the applicable insurer(s), such payments to be made directly to the applicable insurer(s) or as a reimbursement to Consultant following Consultant’s submission of proof of payment of the employee portion of the premium to the Company.

(f)Term of Consulting Arrangement. The term of this Agreement shall commence as of August 16, 2025, the first calendar day following the date on which Consultant performs her last hour of service for the Company as an employee (such date, August 15, 2025, the “Termination Date”), and, subject to earlier termination or extension as provided herein, shall continue until March 15, 2026 (the “Term”). Notwithstanding the foregoing, the Parties may agree in writing to an extension to the Term and the Company may terminate the Services, and, therefore, shorten the Term, sooner for Cause. “Cause” as used herein shall mean Consultant’s:

(i) willful misconduct or gross negligence in the performance of the Services; (ii) fraud, embezzlement or other material dishonesty with respect to the Company; (iii) violation of applicable federal, state or local law or regulation applicable to the provision of the Services; (iv) commission, conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony; (v) habitual abuse of alcohol or any controlled substance or performing the Services under the influence of alcohol or any controlled substance (other than a controlled substance that Consultant is properly taking under a current prescription); (vi) misappropriation (or attempted misappropriation) by Consultant of any material assets or business opportunities of the Company or any of its subsidiaries or affiliates; or (vii) a material breach of the provisions of the NDA, as modified in this Agreement, provided that Consultant will have 30 days after notice from the Company to cure a breach under (vii), if curable.

2.Continuing Obligations. Consultant’s obligations and the Company’s obligations under this Agreement, other than those set forth in Section 1, shall not be affected: (i) by any termination of the Services prior to the expiration of the Term, including termination upon the Company’s initiative; or (ii) by any change in the nature of the Services provided; or (iii) by any interruption in the Services prior to the expiration of the Term.

3.Prohibited Activity.

(a)Certain Acknowledgements and Agreements. Consultant reaffirms her acknowledgments under Section 1(a) of the NDA.

(b)Covenants Not to Compete. Consultant reaffirms her obligations under Section 1(b) of the NDA, subject to the following modifications, which shall apply notwithstanding any provisions of the NDA to the contrary: Consultant’s obligations under each of Section 1(b)(i) shall continue until one (1) year following termination of the Term, and Section 1(b)(ii) and Section 1(b)(iii) (as modified in Section 3(c) below during the first year following the Term) of the NDA shall continue until two (2) years following termination of the Term, in each case as defined in this Agreement.

(c)No-Hire. During the Term, as defined in this Agreement, and for a period of one
(1) year thereafter, Consultant agrees not to hire, employ, or otherwise engage for compensation or pecuniary benefit any of the Company’s employees whom the Company employs at any time during the Term in any working capacity (whether consulting, part-time, full-time employment, or otherwise) without the prior written consent of the Company. The provisions of this Section 3(c) shall supersede any provisions of Section 1(b)(iii) of the NDA relating to the hiring, employment or retention of Company employees during the first year following the Term. Thereafter, Section 1(b)(iii) of the NDA shall continue to apply in full force and effect as written in the NDA until its expiration as set forth in Section 3(b) of this Agreement.

(d)Reasonableness of Restrictions. Consultant reaffirms her acknowledgments under Section 1(c) of the NDA, construed by giving full effect to the provisions of Sections 3(a), (b) and (c) hereof.

(e)Survival of Acknowledgements and Agreements. Consultant reaffirms her acknowledgements under Section 1(d) of the NDA, construed by giving full effect to the provisions of Sections 3(a), (b), (c) and (d) hereof.

4.Protected Information. Consultant reaffirms her obligations under Section 2 of the NDA to the extent such obligations apply following the Termination Date.

5.Ownership of Ideas, Copyrights and Patents.

(a)Property of the Company. Consultant reaffirms her obligations under Section 3(a) of the NDA to the extent such obligations apply following the Termination Date.

(b)Cooperation. Consultant reaffirms her obligations under Section 3(b) of the NDA to the extent such obligations apply following the Termination Date.

6.Disclosure to Third Parties. Consultant reaffirms her understanding of, and obligations under, the provisions of Section 4 of the NDA; provided, however, that Parent may exercise its rights under Section 4 of the NDA only upon providing advance written notice of its intent to do so to Consultant, unless providing such advance written notice is impracticable under the circumstances, in which case written notice shall be provided as promptly as is practicable under the circumstances.

7.Records. Promptly after Company’s written request therefor, Consultant shall deliver to the Company or otherwise dispose of as requested by the Company any property of the Company which may be in Consultant’s possession including, but not limited to, all products, materials, memoranda, notes, keys, laboratory notebooks, records, data, reports, or documents, or copies of any of the foregoing; provided, however, that, during the Term, Consultant may retain such property to the extent Consultant, in her good faith, reasonable judgment, deems such retention to be necessary and/or appropriate to the performance of the Services during the Term.

8.No Conflicting Agreements. Consultant hereby represents and warrants that it has no commitments or obligations inconsistent with this Agreement. Consultant hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty; provided, however, that this obligation of Consultant shall not extend to any loss, damage, liability or expense in the nature of exemplary, consequential, liquidated or punitive damages. During the Term, Consultant will not enter into any agreement, either written or oral, which may conflict with this Agreement, and Consultant will arrange to provide the Services under this Agreement in such a manner and at such times that such Services will not conflict with Consultant’s obligations under any other agreement, arrangement, understanding, or relationship that Consultant may have with any third party.

9.Independent Contractors. This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to hire Consultant (or any employee or agent thereof) as an employee of the Company. The Parties understand, acknowledge and agree that, in performing the Services, Consultant will be working as an independent contractor to, and not an employee of, the Company. Without in any way limiting the generality of the foregoing, (i) Consultant will not be entitled to receive any of the benefits provided by the Company to its employees, (ii) Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation, (iii) the Company shall be responsible for issuing to Consultant and filing with the appropriate taxing authorities such forms as are required to report the payment of the Consulting Fee hereunder, and (iv) neither of the Parties shall represent Consultant (or any of her employees or agents) as an employee or officer of the Company.

10.Section 409A. The Parties intend that the payments to Consultant hereunder qualify for exemption from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other substantive guidance promulgated thereunder (collectively, Section 409A”), and the provisions of this Agreement shall be construed in accordance with such intent. Without in any way limiting the generality of the foregoing, (i) payments of the Consulting Fee are intended to qualify for exemption from the requirements of Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A- 1(b)(4), (ii) payments of the COBRA Payments, to the extent taxable to Consultant for federal income tax purposes, are intended to qualify for exemption from the requirements of Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the medical benefits rule set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(C) to the maximum cumulative extent, and (iii) each series of installment payments hereunder constitutes a series of separate payments for purposes of Section 409A.

11.General.

(a)Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by electronic internet mail, email, with a reply acknowledgement by recipient, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid:

If to the Company:    BFLY Operations, Inc.
1600 District Ave.
Burlington, MA 01803 Attn: Legal Dept.

If to Consultant:    At the address set forth on the last page of this Agreement.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by email, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b)Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. Notwithstanding the foregoing, aside from the NDA provisions this Agreement is specifically identified as modifying, the NDA shall continue in full force and effect to the extent provided therein.

(c)Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

(d)Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)Assignment. The Company is entitled to assign or transfer its rights and obligations and delegate its duties hereunder to a successor-interest or a subsidiary or affiliate that agrees in writing to discharge in full the Company’s obligations to Consultant hereunder. You may not assign or transfer any of your rights under this Agreement nor delegate any duties or assign your obligations under this agreement without the prior written consent of the Company. Any assignment in conflict herewith shall be null and void ab initio.

(f)Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties hereto and, in the case of the Company, its parents, subsidiaries and other affiliates; and shall inure to the benefit of the respective successors and permitted assigns of each Party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof or any other state.

(h)Dispute Resolution.

(i)Any controversy, dispute or claim arising out of, related to or in connection with this Agreement that is not resolvable in a reasonable amount of time by diligent negotiation of the Parties to this Agreement shall be submitted for resolution to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if that court is unable to exercise jurisdiction for any reason, the Delaware State Courts.

(ii)Company and Consultant each hereby irrevocably consent to the service of process in any lawsuit brought under this Agreement by delivery by hand to a party’s address set forth in Section 11(a) or by mailing copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11(a).

(iii)Company and Consultant each hereby irrevocably consent to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Delaware state courts. Accordingly, with respect to any such court action, the Company and Consultant each hereby: (A) submit to the personal jurisdiction of these courts; (B) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (C) waive any objection to jurisdiction based on improper venue, improper jurisdiction, inconvenient forum, violation of public policy or any other basis.

(iv)Consultant and the Company each hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 3, 4 or 5 of this Agreement will result in substantial, continuing and irreparable injury to the non-breaching Party. Therefore, in addition to any other relief to which the non-breaching party may be entitled, Consultant and the Company each hereby agree that the non-breaching Party shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in the event of any breach or threatened breach of the terms of Section 1, 3, 4 or 5 of this Agreement, without the need to post any bond.

(i)Severability. The Parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Consultant agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(k)No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

[Section 11(l) and signatures on next page]

(l)Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, BFLY Operations, Inc.

By:	/s/ Joseph DeVivo
Name:	Joseph DeVivo
Title:	CEO

Accepted and Agreed:

By:	/s/ Heather C. Getz
Name:	Heather C. Getz
Address:	[●]

Acknowledged by:
Butterfly Network, Inc.

By:	/s/ Joseph DeVivo
Name:	Joseph DeVivo
Title:	CEO